EXHIBIT 10.1

EIGHTH AMENDMENT TO LEASE

THIS EIGHTH AMENDMENT TO LEASE (this "Eighth Amendment") is made as of December 28, 2009 by and between 111 EAST WACKER, LLC, a Delaware limited liability company ("Landlord"), and FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America ("Tenant").

WITNESSETH:

    Landlord (as successor by assignment from Lincoln-Carlyle Illinois Center, L.L.C. ("Original Landlord") and Tenant are parties to a written lease between Original Landlord and Tenant dated December 30, 1997 (the "1997 Lease"), whereby Original Landlord leased to Tenant certain premises containing approximately 81,000 square feet of rentable area of office space (the "Premises") consisting of all of the office space on the seventh (7th) and eighth (8th) floors and a portion of the office space on the fourth (4th) floor of the building located at 111 East Wacker Drive, Chicago, Illinois 60601 (the "Building") for a lease term expiring on July 31, 2011.

    By a certain First Amendment (the "First Amendment") dated as of December 15, 2000, Landlord and Tenant added certain additional premises consisting of approximately 18,205 square feet of rentable area on the 4th Floor of the Building to the Premises governed by the terms of the 1997 Lease.

    By a certain Second Amendment (the "Second Amendment") dated as of October 29, 2003, Landlord and Tenant added certain further additional space to the Premises, containing approximately 33,068 rentable square feet on the 6th floor of the Building to the Premises governed by the terms of the 1997 Lease, as amended by the First Amendment.

    By a certain Third Amendment to Lease (the "Third Amendment") dated as of April 15, 2004, Landlord and Tenant temporarily added certain further space to the Premises, containing approximately 1,185 rentable square feet on the 5th floor of the Building to the Premises governed by the terms of the 1997 Lease, as amended by the First Amendment and Second Amendment.

    By a certain Fourth Amendment to Lease (the "Fourth Amendment") dated as of July 29, 2004, Landlord and Tenant temporarily added certain further space to the Premises, containing approximately 3,259 rentable square feet on the 5th Floor of the Building to the Premises governed by the terms of the 1997 Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment.

    By a certain Fifth Amendment to Lease (the "Fifth Amendment") dated as of March 1, 2005, Landlord and Tenant temporarily added certain further space to the Premises, containing approximately 8,855 rentable square feet on the 5th Floor of the Building to the Premises governed by the terms of the 1997 Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment.

    By a certain Sixth Amendment to Lease (the "Sixth Amendment") dated as of January 4, 2008, Landlord and Tenant deleted from the Premises that certain space containing 19,245 rentable square feet located on the 4th Floor of the Building and more particularly described in such Sixth Amendment.

    By a certain Seventh Amendment to Lease ( the "Seventh Amendment") dated as of July 18, 2008, Landlord and Tenant confirmed the lease of certain storage space and relocated such storage space from the 5th Floor to the 31st Floor of the Building (the 1997 Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, is sometimes referred to herein as the "Lease").

    Landlord and Tenant now desire to delete from the Premises all the space containing 99,204 rentable square feet located on the 6th, 7th, and 8th Floors of the Building and shown on Exhibit A attached hereto (the "Surrendered Space"), and to further modify the Lease on the terms and conditions contained in this Eighth Amendment.

NOW THEREFORE, in consideration of the above recitals, which by this reference are incorporated herein, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    Definitions. All capitalized terms used herein which are not defined in this Eighth Amendment shall have the meanings ascribed to such terms in the Lease.

    Representations and Warranties. Tenant represents and warrants that (a) the Lease is in full force and effect, (b) the Lease has not been assigned or encumbered by Tenant, (c) Tenant knows of no defense or counterclaim to the enforcement of the Lease, (d) to Tenant's knowledge Tenant is not entitled to any offset, abatement or reduction of rent under the Lease, (e) Landlord has completed all work to be performed by Landlord and paid all contributions, other than as set forth herein, and other sums due to Tenant under the Lease, and (f) to Tenant's knowledge neither Landlord nor Tenant is in default under any of its obligations under the Lease. Landlord represents and warrants that to its knowledge neither Landlord nor Tenant is in default under any of its obligations under the Lease. Tenant further acknowledges that simultaneously with the execution of this Eighth Amendment, Landlord is entering into a lease with Combined Insurance Company of America for the Surrendered Space and other space that requires Landlord to deliver possession of the Surrendered Space with all tenant improvements demolished and other work installed by April 1, 2010 and to meet this deadline, Landlord must have possession of the Surrendered Space on or before the applicable Premises Reduction Date for such space.

    Premises Reduction. Effective January 31, 2010 for the Surrendered Space located on floors 7 and 8 and February 28, 2010 for the Surrendered Space located on floor 6 (each a "Premises Reduction Date"), Tenant shall surrender possession of the applicable Surrendered Space to Landlord and vacate such Surrendered Space, pursuant to the provisions of the Lease relating to the surrender of the Premises, except that notwithstanding anything to the contrary in the Lease, Tenant shall: (a) repair, in accordance with the Lease, any intentional damage that Tenant caused to such Surrendered Space; (b) except as provided in the preceding clause (a), have no obligation to perform any work, alterations, demolition, or restoration in such Surrendered Space; and (c) otherwise deliver the Surrendered Space in its "as is" condition as of the date of the Premises Reduction Date. On or before the applicable Premises Reduction Date, Tenant shall remove all of Tenant's furniture, equipment, and other personal property (collectively, the "Personalty") from the Surrendered Space. Any Personalty in the Surrendered Space after the applicable Premises Reduction Date shall: (a) be deemed abandoned; (b) automatically pass to Landlord, and (c) Tenant shall be liable for all of Landlord's costs incurred to remove and/or dispose the Personalty. Nothing in this Eighth Amendment shall limit Tenant's obligations under the Lease to remove the Personalty from the Surrendered Space whether before or after the applicable Premises Reduction Date. If Tenant fails to surrender possession of the Surrendered Space on the applicable Premises Reduction Date, WITH TIME BEING OF THE ESSENCE, then without limiting Landlord's other rights and remedies, Tenant shall upon demand pay Landlord holdover rent and indemnify Landlord for damages all as provided in Section 15 of the Lease. If Tenant has vacated the Surrendered Space and removed the Personalty before the applicable Premises Reduction Date, then Landlord may enter and take possession of the Surrendered Space free of any claims by Tenant and Tenant shall, except as expressly set forth in this Eighth Amendment, have no further rights or obligations with respect to such Surrendered Space. Provided further, upon the occurrence of each Premises Reduction Date, Tenant shall, except as expressly set forth in this Eighth Amendment, have no further rights or obligations with respect to such Surrendered Space..

    Termination Fee. As consideration for Landlord's agreement to the reduction in the Premises, Tenant shall pay to Landlord on or before February 28, 2010, an amount equal to $3,982,144.01 (99,204 rsf times $40.14/rsf).

    Lease Amendment. The Lease is amended as set forth in Addendum I attached hereto. The Rent Schedule attached to Addendum I and Tenant's Proportionate Share as set forth in Addendum I shall apply on and after March 1, 2010 notwithstanding anything to the contrary in the Lease. Tenant acknowledges that it shall continue to pay Rent for the Surrendered Space on the 7th and 8th floors for February 2010 even though the Premises Reduction Date for such space is January 31, 2010.

    Real Estate Brokers. Landlord agrees to pay any commissions due to Parkway Properties, Inc. and JF McKinney & Associates Ltd. (the "Brokers") arising out of this transaction. Each party hereby agrees to indemnify and hold the other party harmless from and against any and all damages, liabilities, claims, actions, costs and expenses (including attorneys' fees) arising from either (i) any claims or demands resulting from the actions of the indemnifying party, of any broker, other than the Brokers, salesperson or finder for any fee or commission alleged to be due such broker, salesperson or finder in connection with this Eighth Amendment or (ii) claim of, or right to, any lien under the statutes of the State of Illinois relating to real estate broker liens with respect to any such broker, salesperson or finder resulting from the actions of the indemnifying party (excluding the Brokers).

    Binding Effect. The terms, covenants and conditions contained in this Eighth Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

    Superseding Effect. This Eighth Amendment supersedes all prior negotiations, representations, understandings and agreements of, by or between the parties, which shall be deemed fully merged therein; shall be construed and governed by the laws of the State of Illinois, and may not be changed or terminated orally.

    Other Lease Terms. Except for the provisions of this Eighth Amendment, all of the terms, covenants, and conditions of the Lease, and all the rights and obligations of Landlord and Tenant thereunder, shall remain in full force and effect during the Term and any extension thereof, and are not otherwise altered, amended, revised, or changed.

    Submission. Submission of this Eighth Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Eighth Amendment unless and until this Eighth Amendment is fully signed and delivered by Landlord and Tenant.

    Limitation of Liability. The liability of Landlord for Landlord's obligations under the Lease as amended by this Eighth Amendment ("Amended Lease") shall be limited to Landlord's interest in the Building and the land thereunder and Tenant shall not look to any other property or assets of Landlord or the property or assets of any partner, shareholder, director, officer, member, manager, principal, employee or agent, directly and indirectly, of Landlord (collectively, the "Parties") in seeking either to enforce Landlord's obligations under the Amended Lease or to satisfy a judgment for Landlord's failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord's obligations under the Amended Lease.

    Counterparts; Facsimile. This Eighth Amendment may be executed in multiple counterparts and by facsimile transmission.

[signature page follows]

IN WITNESS WHEREOF, this Eighth Amendment is executed as of the day and year aforesaid.

LANDLORD: 111 EAST WACKER, LLC, a Delaware limited liability company By: Parkway Chicago, LLC, its sole member By: /s/ Jay Buckley Name: Jay Buckley Its: Senior Vice President	TENANT: FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America By: /s/ Matthew R. Feldman Name: Matthew R. Feldman Its: President and CEO
By: /s/ William R. Flatt Name: William R. Flatt Its: Executive Vice President and COO

Exhibit A

Floor Plan - Surrendered Space

[Floor plans omitted in copy attached to this Form 8-K]

ADDENDUM I

I. Clauses 2, 3, 4 and 12B of Schedule to the Lease are amended for periods on and after March 1, 2010 to read as follows:

2. Premises: The portion of the 4th floor, of the Building as shown on Appendix A.

3. Rentable Square Feet of the Premises: 13,823 rentable square feet on the 4th floor.

4. Tenant's Proportionate Share: 1.4093%.

12B. Base Rent: For the period March 1, 2010 through the end of the Term the Base Rent for the Premises shall be as set forth in attached Schedule 1 to this Addendum I.

II. For periods on and after March 1, 2010, Appendix A to the Lease shall be replaced with Appendix A attached to this Addendum I.

SCHEDULE 1

TO

ADDENDUM I

Period	Monthly Rent	Annualized Base Rent
3/1/10-7/31/10	$21,172.23	$ 254,066.76
8/1/10-3/31/11	$21,748.19	$ 260,978.28
4/1/11-7/31/11	$21,748.19	$ 260,978.28

APPENDIX A

[Floor plans omitted in copy attached to this Form 8-K]